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RACKABLE SYSTEMS, INC.

(Name of Registrant as Specified in its Charter)

RICHARD L. LEZA, JR.
STEVE MONTOYA

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Richard L. Leza, Jr., Thanks Rackable Systems Shareholders For Their Support and Continues to Call for Change at the Company

Richard L. Leza, Jr., today thanked Rackable Systems, Inc. (Nasdaq: RACK) shareholders for their support in the recently concluded proxy contest at the Company’s annual meeting of shareholders. Mr. Leza believes that the strong vote received validated his conclusions regarding company compensation practices and sent a clear message to the Board and Management that the time for change is now.

According to an article in Sunday’s (June 6, 2008) San Jose Mercury News, CEO Mark J. Barrenechea was, “the eighth-highest-paid boss in the annual Mercury News survey of executive compensation at the valley’s 150 largest companies. It placed Barrenechea in an elite group that includes Oracle Chief Executive Larry Ellison, who headed the list, as well as Cisco Systems’ John Chambers, Hewlett-Packard’s Mark Hurd and Diane Greene, chief executive of VMware.” The article goes on to point out that, “Rackable’s stock has plunged 54 percent since January 2007.”

“When I look at the statistics in detail, I quickly come to the conclusion that the compensation structure at Rackable Systems is even more broken that I had believed,” stated Mr. Leza. “When we look at option grants alone, Mr. Barrenechea received the SECOND highest award value. That means he was paid more in options than the CEOs of Cisco, Ebay and Intel, to name just a few, and those companies are hundreds of times larger and far more profitable.”

“And don’t forget,” continued Mr. Leza, “that after only eight months on the job, Mr. Barrenechea was awarded an additional $1.3 million in restricted stock which is not included in these totals because it was awarded in February 2008.”

Although the Say-on-Pay proposal did not pass, Mr. Leza takes exception to the company’s press release, which stated that “shareholders voted to reject” the proposal. “There were more votes cast FOR the proposal than there were votes cast against it,” explained Mr. Leza. “Unfortunately, according to the vote tabulation rules in effect for the meeting, the decision to abstain from voting had the same effect as an against vote, and that was the deciding factor in why the proposal did not pass. The simple fact remains that there were more votes cast for the proposal than votes cast against the proposal and Rackable Systems’ directors should listen to the voice of the shareholders - the real owners of the company.”

“With respect to the re-election of the incumbent directors,” continued Mr. Leza, “the company’s ‘validation’ claim does not accurately indicate the extent of shareholder dissatisfaction and I worry that the Board has learned nothing from this process.”

According to the pre-certified results, Compensation Chairman Charles M. Bosenberg received only 8,429,828 votes For, with 8,109,437 votes Against. That is a 49.03% vote AGAINST Mr. Bosenberg. More importantly, while he did barely receive a majority of votes cast, he only received 28.45% of the total eligible votes.

Likewise, Chairman of the Board, Ronald D. Verdoorn received only 8,794,780 votes For, with 7,744,485 votes Against. That is a 46.82% vote AGAINST Mr. Verdoorn and only 29.68% of the total eligible votes.

Mr. Garry A. Griffiths, the final member of the Compensation Committee, received 9,329,277 votes For, with 7,907,999 votes Against. That is a 45.88% vote AGAINST and only 31.48% of the total eligible votes.

“Despite the company’s press release, I hardly find these results to be a mandate for the Board,” continued Mr. Leza. “On the contrary, shareholders have spoken out in a very strong way against the company’s pay practices and the Compensation Committee members, and I find it unconscionable for the company to continue to ignore these results. At a minimum, I believe it is in the best interest of all shareholders that the entire Compensation Committee be replaced and a new Committee Chair appointed. Furthermore, with an overall support for Chairman Verdoorn of less than one-third of all potential votes, and with 46.82% of the votes cast AGAINST him, I believe shareholders have indicated a huge vote of ‘no confidence’ and a clear call for a new Chairman of the Board.”

“We will continue to monitor the situation closely over the rest of this year,” concluded Mr. Leza, “particularly the stock price performance. Given the company’s press release describing this voting outcome as ‘resounding approval,’ we are left with almost no hope that anything will change. Accordingly, if things do not improve substantially by year-end, we will run another slate of nominees, using candidates with substantial industry and public board experience, who have already been approaching us. We urge all shareholders to continue to make their views known to the company’s board of directors.”